Exhibit 10.1

March 27, 2023

Re:	Amended and Restated Employment Agreement

Dear Mike:

This Amended and Restated Employment Agreement (the “Agreement”) is entered into between you and Quanterix Corporation (the “Corporation”), and is effective on March 27, 2023 (the “Effective Date”). This Agreement fully replaces and supersedes the Employment Agreement between you and the Corporation dated June 22, 2021 (the “Original Employment Agreement”).

1.	Retirement. In recognition of your desire to transition to retirement, we are entering into this Agreement to provide for a period of twelve months during which the Corporation will seek your successor and will continue to utilize your services in support of the finance department and the Corporation. Until the appointment of a new Chief Financial Officer and Treasurer during such period, you will continue to serve as Chief Financial Officer and Treasurer of the Corporation and continue to report to the Corporation’s Chief Executive Officer.

2.	Term. This Agreement will begin on the Effective Date and continue until the earlier of (i) March 31, 2024 and (ii) the date that it is terminated in accordance with the provisions of Section 7 (the “Term”). It is contemplated that following the appointment of a new Chief Financial Officer and Treasurer during the Term, your service will continue as an employee under this Agreement with the title of Executive Director, Finance, for a period not to extend beyond the Term.

3.	Salary. Commencing on the Effective Date, the Corporation will pay you a salary at the rate of $440,000 per year (“Annual Salary”), payable in accordance with the Corporation’s standard payroll schedule. This salary will not be subject to adjustment for 2024 should the Term extend into 2024.

4.	Bonus Compensation. For calendar year 2023, you will remain eligible to receive a bonus of 50% of your Annual Salary (“2023 Bonus”) in connection with your service, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The amount of any 2023 Bonus actually awarded will be determined by the Compensation Committee in its discretion, based on its assessment of your performance and that of the Corporation against objectives approved by the Compensation Committee. Any such 2023 Bonus will be paid no later than March 15, 2024, if and to the extent earned.

Michael Doyle

Amended and Restated Employment Agreement

5.	Equity. Each of your equity grants outstanding as of the Effective Date will continue to vest during the Term, for so long as you continue to provide services to the Corporation, subject to the terms of the applicable equity award agreement and equity plan.

6.	Benefits. During the Term, you will remain eligible to participate in the employee benefit and insurance plans and programs generally made available to the Corporation’s full-time employees in accordance with the terms of such plans and programs. You will not be eligible to receive any additional equity awards during the Term.

7.	Termination. Your employment hereunder automatically will conclude on March 31, 2024 unless it is sooner terminated by the Corporation or you pursuant to this Section 7. You and the Corporation agree that (a) you may resign for any reason and (b) the Corporation may only terminate your employment for Cause (as defined below) or in the case of your earlier death or Disability (as defined below). If you resign or the Corporation terminates your employment for Cause or in the case of your earlier death or Disability, the Corporation will pay you (1) your base salary through the date of resignation or termination and (2) the amount of any expenses properly incurred by you on behalf of the Corporation prior to any such resignation or termination and not yet reimbursed, and you will not be entitled to any other pay or benefits under this Agreement. In connection with any termination of your employment, you will resign from any and all positions that you then hold with the Corporation and any Affiliate. Notwithstanding any other provision contained herein, all payments made in connection with any Disability shall be provided in a manner that is consistent with federal and state law.

8.	Confidential Information and Restricted Activities. You hereby acknowledge and agree that the terms of the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, dated as of June 17, 2021, by and between you and the Corporation (the “Confidentiality Agreement”) remain in full force and effect.

Michael Doyle

Amended and Restated Employment Agreement

9.	Definitions. For purposes of this Agreement:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Corporation, where control may be by management authority, equity interest or otherwise.

“Cause” means that the Corporation has complied with the Cause Process (as defined below) following the occurrence of any of the following: (i) theft, fraud, embezzlement, misappropriation of assets or property of the Corporation or a material violation of the Confidentiality Agreement; (ii) dishonesty, gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Corporation; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Corporation; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties.

“Cause Process” means that (1) the Corporation has reasonably determined in good faith that a “Cause” condition has occurred; (2) the Corporation has notified you in writing of the first occurrence of the Cause condition within 60 days of the Corporation’s knowledge of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the “Cause Cure Period”) to remedy the condition; (4) notwithstanding such efforts, the Corporation reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Corporation terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause will be deemed not to have occurred. The Corporation will not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Corporation acknowledge and agree that clauses (i), (iii) and (v) cannot be cured.

“Disability” means a condition that entitles you to receive long-term disability benefits under the Corporation's long-term disability plan. Any question as to the existence of a Disability as to which you and the Corporation cannot agree shall be determined in writing by a mutually acceptable qualified independent physician, and you agree to submit to a medical examination at the request of such physician. Such determination of Disability made in writing shall be final and conclusive.

Michael Doyle

Amended and Restated Employment Agreement

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Corporation or any of its Affiliates.

10.	Consent to Amended and Restated Employment Agreement. You hereby give your express written consent to this Agreement, which amends, restates and supersedes the Original Employment Agreement. Accordingly, you acknowledge and agree that none of the terms hereof will serve as the basis of a “Good Reason” trigger as defined in the Original Employment Agreement, and therefore you will not be eligible to resign for Good Reason as a result of any terms, or in connection with the negotiation, execution and delivery, of this Agreement.

11.	Withholding and Section 409A.

(i)	All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Corporation does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Corporation or its Board of Directors related to tax liabilities arising from your compensation.

(ii)	It is intended that payments under this Agreement are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted consistent with such intent. Neither the Corporation nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. The Corporation makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code, and nothing herein shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from you to the Corporation or to any other individual or entity.

Michael Doyle

Amended and Restated Employment Agreement

12.	Interpretation, Amendment, Waiver and Enforcement. This Agreement, the Confidentiality Agreement, those certain equity award agreements entered into between you and the Corporation prior to the date of this Agreement, and any agreements concerning your rights to defense and indemnification constitute the complete agreement between you and the Corporation, contain all of the terms of your employment with the Corporation and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Corporation. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or member of the Board of Directors of the Corporation. No delay or omission by the Corporation in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Corporation on one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Corporation or any other relationship between you and the Corporation (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Corporation submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.

13.	Return of Corporation Property. Upon the end of the Term, you shall promptly return to the Corporation any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Corporation, and you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and items (including any copies thereof) containing confidential information or relating to the business or proposed business of the Corporation or its Affiliates or containing any trade secrets relating to the Corporation or its Affiliates. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. If requested, you agree to represent in writing to the Corporation that you have complied with the foregoing provisions of this Section.

14.	Assistance with Claims. You agree that, consistent with your business and personal affairs, during and after your employment by the Corporation, you will assist the Corporation and its Affiliates in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Corporation and its Affiliates in the prosecution of any claims that may be made by the Corporation or its Affiliates in any Proceeding, to the extent that such claims may relate to your employment or the period of your employment by the Corporation. The Corporation agrees to reimburse you for your reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Any amounts to be paid to you pursuant to this Section 14 shall be paid by the Corporation within no later than thirty (30) days of the date on which you provide documentation to the Corporation that such expenses were incurred.

Michael Doyle

Amended and Restated Employment Agreement

15.	Assignment. Neither you nor the Corporation may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Corporation may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Corporation will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon you and the Corporation, and each of our respective successors, executors, administrators, heirs and permitted assigns.

16.	Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

We appreciate your service to the Corporation and look forward to a smooth transition to your successor.

Sincerely,

Quanterix Corporation

/s/ Masoud Toloue, Ph.D.

Masoud Toloue, Ph.D.
President and Chief Executive Officer

AGREED TO AND ACCEPTED

/s/ Michael Doyle

Michael Doyle

Date:	3/27/2023